Exhibit (e)(8)

VanEck Funds

666 Third Avenue – 9th Floor

New York, New York 10017

May 9, 2016

Van Eck Securities Corporation

666 Third Avenue – 9th Floor

New York, New York 10017

Ladies and Gentlemen:

Pursuant to Section 1 of the Distribution Agreement, dated July 30, 1985 (the “Agreement”), between VanEck Funds (the “Trust”) and Van Eck Securities Corporation (the “Distributor”), please be advised that the Trust has established an additional series of the Trust, namely, VanEck NDR Managed Allocation Fund (the “Fund”). The Fund has adopted the Agreement and retained the Distributor to render services contemplated by the Agreement for the Fund.

Please confirm your willingness to render such services.

VANECK FUNDS

/s/ Jonathan R. Simon

Name: Jonathan R. Simon

Title: Vice President

Confirmed, Agreed to and Accepted this 9th day of May, 2016:

VAN ECK SECURITIES CORPORATION

/s/ Laura I. Martínez

Name: Laura I. Martínez

Title: Vice President